Exhibit 99.1

RAMACO RESOURCES REPORTS

THIRD QUARTER 2025 RESULTS

LEXINGTON, KY., October 27, 2025 -- Ramaco Resources, Inc. (NASDAQ: METC, METCB, “Ramaco” or the “Company”) is a leading operator and developer of high-quality, low-cost metallurgical coal in Central Appalachia and future developer of rare earth and critical minerals in Wyoming. Today it reported financial results for the three and nine months ended September 30, 2025.

THIRD QUARTER 2025 HIGHLIGHTS

●	The Company had a net loss of $(13.3) million and Class A diluted EPS of $(0.25) for the third quarter of 2025. The Company had adjusted earnings before interest, taxes, depreciation, amortization, certain non-operating expenses, and equity-based compensation (“Adjusted EBITDA”, a non-GAAP measure), of $8.4 million, for the quarter ended September 30, 2025. (See “Reconciliation of Non-GAAP Measures” below.)

●	Non-GAAP cash cost per ton sold was $97 in the third quarter of 2025, which was a $6 per ton decline compared to the second quarter of 2025. (See “Reconciliation of Non-GAAP Measures” below.) The Company’s cash costs continue to remain firmly in the first quartile of the U.S. cost curve. As a result of the strong cost control, third quarter cash margins per ton improved 15% versus the second quarter, despite a 6% decline in U.S. metallurgical coal indices.

●	Ramaco’s balance sheet now has its strongest historic level of liquidity, despite the downturn in both domestic and international metallurgical coal markets. The Company ended the third quarter with record liquidity of $272 million, and a net cash position of more than $77 million. This will allow Ramaco to accelerate its transition into a dual platform critical minerals company as both a vertically integrated rare earths and critical mineral as well as a metallurgical coal producer.

MARKET COMMENTARY / OUTLOOK

Rare Earths and Critical Minerals:

●	Ramaco continues its transition into a dual-platform company combining a large-scale developing rare earths and critical minerals with an existing first-quartile metallurgical coal operation. Both platforms will support U.S. strategic supply chain goals in their respective areas. The Company will operate this latter new platform under the name of Ramaco Rare Earths, Inc.(“RRE”).

●	Once fully developed, the Company expects RRE to be a leading national vertically integrated critical mineral mine mouth platform with upstream, midstream and downstream operations located at our Brook Mine in Wyoming.

●	Ramaco aims to be the largest upstream producer in the United States of many of the individual rare earth and critical minerals that are expected to be mined from its Brook Mine deposit. Ramaco also intends to be an important midstream processor of rare earth and critical minerals oxide at its future commercial processing facility of both its own ore as well as possible third party ore.

●	Today, the Company announced that its Board of Directors had approved the pursuit of a national public-private strategic critical mineral terminal (“SCMT”) to stockpile rare earth and critical mineral oxides which it will produce at the Brook Mine. This will be developed in collaboration with one of Ramaco’s nationally recognized commodity structuring and financial advisors and will anchor the Company’s downstream operations.

●	The Brook Mine’s heavy and medium magnetic rare earths are among the most sought-after materials for defense, energy, and advanced manufacturing – sectors where the U.S. remains heavily import-dependent.

●	The Brook Mine is believed to possess large quantities of gallium, germanium and scandium, which would make it one of the only primary source mines in the world for these critical minerals which are used in aerospace, optics and semiconductor production.

●	On September 18th, 2025, the Company announced a significant upsize in the level of feedstock production at its Brook Mine. In a Letter to Shareholders, Ramaco’s Chairman and CEO Randall Atkins noted that “Ramaco was requested by various arms of the Administration to consider both the expansion and acceleration of the Brook Mine rare earth (REE) and critical mineral (CM) project.”

●	The base case annual production level of the Brook Mine is now anticipated to be roughly 5 million tons of coal ore production. Once this ore is processed and refined, the Company anticipates an increased annual commercial production of approximately 3,400 tons per year of rare earth and critical mineral oxides. This is roughly a 175% increase from the previous level of 1,240 tons as referenced in the Summary of the Fluor Corporation’s Preliminary Economic Assessment (PEA).

●	The Company announced that its Board of Directors approved the acceleration of the planning and engineering required for the construction of the full Brook Mine Commercial Oxide Facility. The Company has now also broken ground on the construction site of the Pilot Plant Oxide (“PPO”) facility at its Brook Mine in Sheridan, Wyoming. The PPO facility should be completed in mid-2026 and then will operate to optimize processing and engineering over a subsequent 6-month period prior to the next stage which would be construction of the full commercial oxide plant.

●	On a parallel basis, since Groundbreaking in July the Company has now mined a sufficient level of coal ore containing rare earth elements and critical minerals at the Brook Mine to supply feedstock for the PPO operation at the rate of several tons of processing capacity per day for the projected initial first year of operation. Mining will continue at intervals either to supply additional feedstock for critical mineral testing or for potential sale to utility customers.

●	Ramaco has retained Zeton, Inc., a leading pilot plant and fabrication company, to design, factory test and optimize a prototype pilot plant at their operation in Oakville, Ontario, Canada. This will be done while construction of the PPO facility is underway in Wyoming, in order to expedite and accelerate future processing operations. Once the PPO facility is constructed in Wyoming, the Zeton prototype will be disassembled and shipped to Wyoming for installation at the Brook Mine site. Zeton’s work will be done in conjunction with the Company’s advisors at Hatch, Inc.

●	The Prefeasibility Study by Hatch, Inc. remains on schedule to be completed in early 2026.

●	The Company is actively engaged in on-going discussions with various domestic and international third-party customers for the purchase and sale of Ramaco’s future rare earths and critical minerals oxide production.

Metallurgical Coal Sales and Marketing:

●	As of September 30, 2025, sales commitments for 2025 currently total 3.9 million tons, which equates to 100% of the midpoint of the 2025 production guidance range. 1.6 million tons are committed to North American customers at an average realized fixed price of $151 per ton. In addition, 1.7 million export tons shipped in the first nine months of 2025 to seaborne customers at an average fixed price of $107 per ton.

●	In total, 3.3 million tons are committed at a combined average fixed price of $128 per ton, while another 0.6 million index-priced export tons are committed to seaborne customers.

●	The Company is currently in negotiations for the 2026 sale of metallurgical coal to domestic and North American steel groups, and will provide an update on such sales once this process is complete.

Metallurgical Coal Guidance:

●	In light of continued weak metallurgical coal market conditions, as previously noted, the Company will continue to optimize overall production and mine costs with on-going sales price realizations and expectations. These measures are designed to enhance margins, be accretive to earnings, and provide a net benefit to free cash flow.

●	As a result of the idling of the Company’s Laurel Fork mine at its Berwind Complex, full-year 2025 production is now anticipated to come in at 3.7 – 3.9 million tons vs. 3.9 million tons previously. Full-year 2025 sales are now anticipated to come in at 3.8 – 4.1 million tons vs. 4.1 million tons previously.

●	The Company is generally maintaining the midpoint of all other guidance, other than lowering depreciation depletion and amortization from $71 - $76 million to $70 - $72 million, lowering the estimated tax rate by 5% to 20-25%, and increasing idle expenses from $1 - $2 million to $2 - $2.5 million.

MANAGEMENT COMMENTARY

Randall Atkins, Ramaco Resources’ Chairman and Chief Executive Officer commented, “Given our recent announcements and general market interest related to our Brook Mine rare earth elements and critical minerals project, I am going to begin my comments on that operating area as well as our liquidity front.

Since the July groundbreaking of the Brook Mine, we have moved rapidly to build on this momentum. We continue the transition into becoming what we believe will be the nation’s first dual platform critical minerals company, one which will be focused on both metallurgical coal and rare earth and critical minerals. We are proudly poised to provide strength to this nation’s national security requirements for many years to come.

I would note that our balance sheet and liquidity position is now in the strongest position we have ever had, despite the downturn in the metallurgical coal markets. We ended the third quarter with record liquidity of $272 million, and a net cash position of more than $77 million. This allows us to rapidly move forward with our transition in its many forms.

We recently announced plans to upsize the level of the Brook Mine to a base production level of approximately five million tons of coal per year, increased from its previous two million tons per year level. We believe this will position Ramaco to be both the leading and largest upstream producer of the individual rare earths and critical minerals mined at the Brook Mine. We stand technically prepared to increase this production even beyond that proposed level subject to future market demand and appropriate approvals. Even at these enhanced production levels our mine life will be measured in over 60 years.

To support the expansion of these critical mineral mine operations, we are in the process of actively engaging with federal and state officials to enlarge the existing approved Brook Mine permit to cover our increased level of feedstock production and much of the nearly 16,000 acres which we control.

Post the groundbreaking we have now mined and excavated roughly 125,000 tons of material, including high grade coal ore which will be more than sufficient to provide ore sampling for our rare earth pilot testing and processing operations for a considerable time. We will not do continuous mining until we are in full production once the commercial oxide plant is built, but will continue to intermittently mine additional tons as required for either pilot testing operations or for potential third party sales to local utility customers.

Similar to the increase in our target level of mine production, our mine mouth midstream commercial oxide processing facility will be engineered and designed to increase its processing capacity to accommodate these higher levels of oxide production. This will provide increased feedstock supply for ultimately greater annual oxide production levels of more than 3,400 tons per year, increased from the previous level of approximately 1,240 tons per year.

We plan to target the processing and oxide production of a number of rare earth and critical minerals which include heavy magnetic rare earths like terbium and dysprosium and critical minerals like gallium, scandium, and germanium. All of these have been banned for export to the United States by China. Many of these rare earths and critical minerals, such as terbium and scandium, have now seen very recent sale prices or pricing in western indices rise to levels well above those that were used in both the Summary of the Fluor PEA and my recent Shareholder Letter.

As outlined in both those documents, we intend to establish ourselves as the nation’s leading producer of natural scandium at the Brook Mine upon which the United States is 100% reliant on imports mainly from China and for which there is no recycling capacity. As it relates to that critical mineral, the Department of War’s Defense Logistics Agency recently signed an offtake to purchase scandium at more than $6.2 million a ton. That pricing is two thirds higher than the $3.75 million level used in both the Summary Fluor report and my Shareholder Letter. We continue to have very positive dialogue with potential offtake partners in terms of meaningful demand for scandium and expect robust demand that will exceed the Brook Mine’s projected annual production.

As a reminder, in viewing the mineral character of our Brook Mine project, it possesses many advantages versus hard rock radioactive projects. As we have previously disclosed, while the deposit’s parts per million concentration level is lower than most hard rock projects, the deposit’s composition containing the highest value both heavy magnetic and critical minerals creates a basket of materials that has by far the highest dollar per ton value among known deposits. We show this on slide 10 in our earnings slide deck.

We view the Brook Mine as having unique characteristics that lead to the strong economics laid out in my recent Shareholder Letter. Our projected $335,000 per metric ton oxide basket value is more than 1,000% higher than our peer group. Additionally, when the lack of radioactive material in our deposit (unlike those found in most hard rock peers) is coupled with the soft nature of the coals and clays at the Brook Mine it provides a path for much less expensive and less environmentally challenging processing.

Moving to our midstream capabilities, as we develop our oxide production operations, we expect to ultimately design the full commercial processing facility to handle feedstock from not only our own feedstock, but also from other potential domestic production sources. In that way we may be able to offer merchant processing capacity to third-party critical mineral producers throughout the United States. We believe the vertically integrated Brook Mine can become a national oxide processing and production hub.

Before advancing to build the full-scale commercial plant, we will first design, test and optimize various refining and separation processes at a pilot plant at our mine site in Sheridan. This pilot process will help inform the appropriate engineering and design which will be required for ultimate construction of this complex industrial operation.

While the building shell for the pilot is being constructed in Sheridan, we will have a prototype pilot plant being built and tested at the operations of Zeton, Inc. in Canada. Zeton is the world’s leading pilot plant and fabrication company. This operation in Canada will also be supervised by our engineering advisors at Hatch, Inc.

This new pilot facility broke ground in Sheridan last week. Once the construction of our new facility is complete at the Brook Mine site in early 2026, the Zeton built prototype will be de-constructed, shipped to Sheridan from Canada and reassembled. The new plant at our own site is expected to begin initial operation by mid-2026.

This midstream processing process will also integrate into our downstream operations. Per today’s announcement, our Board of Directors has approved our moving forward to innovatively create the country’s first national strategic critical mineral stockpile and terminal operation at the Brook Mine. The Strategic Critical Minerals Terminal (“SCMT”), as we call it, will be developed in collaboration with one of Ramaco’s nationally recognized commodity structuring and financial groups which we expect to separately announce shortly. The SCMT stockpile and terminal operations will anchor Ramaco’s rare earth downstream activities.

We believe the SCMT will enable Ramaco to be positioned as the most comprehensive, vertically integrated upstream, midstream and downstream producer of critical minerals and rare earth elements (“REEs”) in the United States.

The SCMT stockpile will be designed to serve both private and public sector needs. It will provide long-term strategic stockpiling, storage, and inventory management solutions for Ramaco’s broad basket of critical minerals and rare earths. It will not only help anchor our own downstream operations but will also create a critical link in developing a U.S. rare earth and critical mineral supply chain for the nation.

Ramaco will not only process its own feedstock into oxides but will also offer tolling processing services for third-party producers, further strengthening the domestic supply chain. The stockpile will be managed as a state-of-the-art terminal to ensure the inventory is safe, secure and available for consumers at market prices.

We believe that Ramaco’s Brook Mine site offers significant advantages for the SCMT stockpile placement due to its strategic location and infrastructure access. This initiative will anchor Ramaco’s downstream capital expenditures and financing on off-take contracts, will generate stable, annuity-like cash flows and potentially be viewed by the market as a strategic infrastructure asset.

Related to our future downstream activities, we recently announced our official approval as a member of the Defense Industrial Base Consortium (DIBC), which is a U.S. Department of War initiative aimed at strengthening the nation’s industrial base. This milestone aligns with our mission to responsibly develop Ramaco’s domestic resources to support national security. As a DIBC member, we gain access to collaborative opportunities with federal agencies, research institutions, and defense contractors.

In addition, it is important to remember that the National Energy Technology Laboratory (NETL) has been instrumental in advancing the Brook Mine project for now over 7 years. As I have said many times, they were responsible for originally identifying and validating that we had a major rare earth deposit. We are currently partnered with the NETL on some novel applications of artificial intelligence to be deployed in a variety of resource prospecting, identification and analysis. We are also working closely with not only NETL, but other Dept. of Energy national laboratories on continued collaborative research related to REE processing, ore deposit modeling, and commercialization strategies.

In short, we are rapidly moving to advance the commercialization of the Brook Mine’s rare earth elements and critical minerals. We will look forward to updating you on this as we progress.

Moving to our metallurgical coal business, the markets continue to remain challenged as a result of China’s relentless flooding of steel into world markets. As a result, we again modestly trimmed year-end guidance, despite the fact that our mines continue to produce well.

We also have been able to maintain strict cost control as evidenced again by our sub $100 mine costs, with our third quarter cash costs coming in at $97 per ton. Currently our fourth quarter costs are below even those figures. In summary, this guidance reduction is solely the outgrowth of weak pricing in export spot markets. We will continue to maintain the premise that as a company we will avoid selling our production at a loss into a saturated low price market environment.

We are also currently in discussions with North American steel mills for annual 2026 contracts. Major customers have yet to finalize negotiations, so we will not provide any updates on that front until contracts are settled later in the year. Needless to say, that until markets begin to improve, we will keep growth capital at very minimal levels for our metallurgical coal business. Instead, we will focus on the rapid commercialization of our rare earth elements and critical minerals business. With that said, we are always open to opportunistic, bolt on niche acquisitions should they present themselves in a very accretive fashion.

I will conclude that this quarter was an exciting one for the Company and a fitting prelude to the fascinating promise of what lies ahead. As shareholders you have no doubt noticed that the price of our stock at the end of our second quarter was below $10 per share. We are in a bit better shape these days. We at Ramaco look forward to being innovative, but thoughtful and cautious stewards of your trust to add significant value to your holdings as we build this company over the coming years.”

Key operational and financial metrics are presented below (unaudited):

Key Metrics

Key Metrics	3Q25	2Q25	Chg.	3Q24	Chg.	2025 YTD	2024 YTD	Chg.
Total Tons Sold (‘000)	873	1,079	-19%	1,023	-15%	2,897	2,867	1%
Liquidity ($mm)	$272.4	$87.3	212%	$80.8	237%	$272.4	$80.8	237%
Revenue ($mm)	$121.0	$153.0	-21%	$167.4	-28%	$408.6	$495.4	-18%
Cost of Sales ($mm)	$101.8	$134.2	-24%	$134.7	-24%	$346.3	$397.2	-13%
Non-GAAP Revenue of Tons Sold ($/Ton) (a)	$120	$123	-2%	$136	-12%	$122	$145	-16%
Non-GAAP Cash Cost of Sales ($/Ton) (a)	$97	$103	-6%	$102	-5%	$100	$109	-8%
Non-GAAP Cash Margins on Tons Sold ($/Ton) (a)	$23	$20	15%	$34	-32%	$22	$36	-38%
Net Income (Loss) ($mm)	$(13.3)	$(14.0)	5%	$(0.2)	-5449%	$(36.7)	$7.3	-601%
Diluted EPS - Class A Common Stock	$(0.25)	$(0.29)	12%	$(0.03)	-746%	$(0.74)	$0.05	-1571%
Diluted EPS - Class B Common Stock	$(0.05)	$(0.12)	56%	$0.06	-189%	$(0.36)	$0.46	-178%
Adjusted EBITDA ($mm) (a)	$8.4	$9.0	-7%	$23.6	-65%	$27.2	$76.6	-65%
Cash Capex ($mm)	$16.6	$15.1	10%	$17.8	-7%	$52.1	$57.9	-10%
Adjusted EBITDA less Capex ($mm)	$(8.3)	$(6.1)	-34%	$5.8	-242%	$(24.9)	$18.7	-233%

(a)	See “Reconciliation of Non-GAAP Measures.” Differences may occur due to rounding.

THIRD QUARTER 2025 PERFORMANCE

In the following paragraphs, all references to “quarterly” periods or to “the quarter” refer to the third quarter of 2025, unless specified otherwise.

Year over Year Quarterly Comparison

Quarterly overall production of 945,000 tons was down 3% from the same period of 2024. The Elk Creek complex produced 647,000 tons, up 1% from last year. The Berwind, Knox Creek, and Maben complexes had production of 298,000 tons in the quarter, which was down 11% from the same period last year. The decline was largely due to the previously announced idling of some production in light of continued weak market conditions.

U.S. metallurgical coal indices fell 18%, or $36 per ton, versus the third quarter of 2024. As a result, quarterly pricing was $120 per ton, which was 12% lower compared to $136 per ton in the third quarter of 2024.

Cash costs were $97 per ton sold, excluding transportation costs and idle mine costs, which was a 5%, or $5 per ton decrease from the same period in 2024.

As a result of the above, cash margins were $23 per ton during the quarter, down from $34 per ton in the same period of 2024. This was based on non-GAAP revenue (FOB mine) and non-GAAP cash cost of sales (FOB mine).

Sequential Quarter Comparison

Third quarter of 2025 production was 945,000 tons, down 5% from the second quarter of 2025. The decrease was due to continued production discipline in the current challenging market environment, coupled with an extra week of vacation in the third quarter compared to the second quarter.

Realized quarterly pricing of $120 per ton was down 2% from $123 per ton in the second quarter of 2025. This reflected a higher percentage of domestic shipments in the third quarter, as U.S. metallurgical indices fell roughly $10 per ton, or 6%, versus the second quarter.

Quarterly cash costs of $97 per ton compared to $103 per ton in the second quarter of 2025. Quarterly cash margins were $23 per ton, increasing from $20 per ton sequentially, mainly due to the decreased cash cost per ton. These figures are based on non-GAAP revenue (FOB mine) and non-GAAP cash cost of sales (FOB mine).

BALANCE SHEET AND LIQUIDITY

As of September 30, 2025, the Company had liquidity of $272.4 million, consisting of approximately $193.8 million of cash plus $78.6 million of availability under our revolving credit facility. Liquidity was up over 237% compared to the same period of 2024 and was the strongest quarter-end liquidity on record for the Company.

During the third quarter, the Company issued $200 million of common stock with Morgan Stanley and Goldman Sachs. In addition, during the third quarter the Company announced the redemption of the $34.5 million 2026 Senior Notes at 9.0% and the issuance of $65.0 million of 2030 Senior Notes at 8.25%. As of September 30, 2025, net cash stood at more than $77 million versus net debt of more than $85 million on June 30, 2025.

Quarterly capital expenditures totaled $16.6 million, compared to $15.1 million the second quarter of 2025. This compared to $17.8 million for the same period of 2024. Capital expenditures are expected to decline in the fourth quarter of 2025 versus the first three quarters of 2025 given the carryforward of commitments for growth projects made in 2024 into the first half of 2025.

For the third quarter of 2025, the Company recognized income tax expense of $(3.3) million, which was an approximate 20% effective tax benefit rate.

The following summarizes key sales, production and financial metrics for the periods noted (unaudited):

	Three months ended			Nine months ended September 30,
	September 30,	June 30,	September 30,
In thousands, except per ton amounts	2025	2025	2024	2025	2024

Sales Volume (tons)	873	1,079	1,023	2,897	2,867

Company Production (tons)
Elk Creek Mining Complex	647	688	639	2,022	1,614
Berwind Mining Complex (includes Knox Creek and Maben)	298	311	333	912	1,103
Total	945	999	972	2,934	2,717

Per Ton Financial Metrics (a)
Average revenue per ton	$120	$123	$136	$122	$145
Average cash costs of coal sold	97	103	102	100	109
Average cash margin per ton	$23	$20	$34	$22	$36

Capital Expenditures	$16,626	$15,149	$17,785	$52,087	$57,920

(a)	Metrics are defined and reconciled under “Reconciliation of Non-GAAP Measures.”

FINANCIAL GUIDANCE

(In thousands, except per ton amounts and percentages)

	Full-Year	Full-Year
	2025 Guidance	2024

Company Production (tons)	3,700 - 3,900	3,671

Sales (tons) (a)	3,800 - 4,100	3,989

Cash Costs Per Ton Sold (b)	$98 - 100	$105

Other
Capital Expenditures (c)	$58,000 - 62,000	$68,842
Selling, general and administrative expense (d)	$63,000 - 67,000	$31,820
Depreciation, depletion, and amortization expense	$70,000 - 72,000	$65,615
Interest expense, net	$8,000 - 9,000	$6,123
Effective tax rate (e)	20 - 25%	25%
Idle Mine and Other Costs	$2,000 - 2,500	$1,529

(a)	Includes purchased coal.

(b)	Excludes transportation costs, alternative mineral development costs, and idle mine costs.

(c)	Excludes capitalized interest. Includes $3mm for the purchase price of the preparation plant that was relocated to Maben for 2024.

(d)	Includes stock-based compensation. Note that previous guidance excluded stock-based compensation.

(e)	Normalized to exclude discrete items.

Committed 2025 Sales Volume(a)

(In millions, except per ton amounts) (unaudited)

	2025
	Volume	Average Price
North America, fixed priced	1.6	$151
Seaborne, fixed priced	1.7	$107
Total, fixed priced	3.3	$128
Index priced	0.6
Total committed tons	3.9

(a)	Amounts as of September 30, 2025 include purchased coal. Totals may not add due to rounding. Excludes demurrage.

ABOUT RAMACO RESOURCES

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, and southwestern Virginia and a developing producer of coal, rare earth and critical minerals in Wyoming. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has four active metallurgical coal mining complexes in Central Appalachia and one coal mine and rare earth development near Sheridan, Wyoming in the initial stages of production. In 2023, the Company announced that a major deposit of primary magnetic rare earths and critical minerals was discovered at its mine near Sheridan, Wyoming. Contiguous to the Wyoming mine, the Company operates a carbon research and pilot facility related to the production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of roughly 76 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

THIRD QUARTER 2025 CONFERENCE CALL

Ramaco Resources will hold its quarterly conference call and webcast at 9:00 AM Eastern Time (ET) on Tuesday, October 28, 2025. An accompanying slide deck will be available at https://www.ramacoresources.com/investors/investor-presentations/ immediately before the conference call.

To participate in the live teleconference on October 28, 2025:

Domestic Live: (833) 890-6680

International Live: (412) 564-6129

Conference ID: Ramaco Resources Third Quarter 2025 Results

Web link: Click Here

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND RESERVE, RESOURCE AND EXPLORATION TARGET STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements related to Ramaco’s plan for the SCMT stockpile, the Brook Mine as well as expected benefits and advantages from the SCMT and Brook Mine, and the anticipated mineral sources at the Brook Mine. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, unexpected delays in our current mine development activities, the ability to successfully ramp up production at our complexes in accordance with the Company’s growth initiatives, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the impact of tariffs imposed by the United States and foreign governments, the further decline of demand for coal in export markets and underperformance of the railroads, the Company’s ability to successfully develop the Brook Mine REE/CM project, including whether the Company’s exploration target and estimates for such mine are realized, the timing of the initial production of rare earth concentrates, the development of a pilot and ultimately a full scale commercial processing facility. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

This news release also includes various statements about our mineral reserves and resources which are derived, for the most part, from the technical report summaries prepared in compliance with the Item 601(b)(96) and subpart 1300 of Regulation S-K. The terms “mineral resource” and “mineral reserve” are defined and used in accordance with subpart 1300 of Regulation S-K. Under subpart 1300 of Regulation S-K, mineral resources may not be classified as “mineral reserves” unless the determination has been made by a qualified person that the indicated and measured mineral resources can be the basis of an economically viable project. You are specifically cautioned not to assume that any part or all of the mineral resources will ever be converted into mineral reserves, as defined by the SEC. You are cautioned that, except for that portion of mineral resources classified as mineral reserves, mineral resources do not have demonstrated economic value. Inferred mineral resources are estimates based on limited geological evidence and sampling and have a too high of a degree of uncertainty as to their existence to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Estimates of inferred mineral resources may not be converted to a mineral reserve. In particular, our estimates of rare earth and critical minerals at the Brook Mine are reported as in-place inferred resources. Rare earth and critical minerals is a new initiative for us and, as such, has required and will continue to require us to make significant investments to build out our rare earth capabilities. As a new facet of our business, there are heightened risks and uncertainties, and there is no assurance that we will be able to successfully develop the Brook Mine into a commercial scale mine. We have little to no demonstrated track record of commercial, operational or financial success outside of our core business, and given the uncertainties associated with rare earth and critical minerals and the mining thereof, we cannot assure you that this initiative will be successful. Therefore, you are cautioned not to assume that all or any part of an inferred mineral resource exists, that it can be the basis of an economically viable project, or that it will ever be upgraded to a higher category. Likewise, you are cautioned not to assume that all or any part of measured or indicated mineral resources will ever be converted to mineral reserves. This news release also includes various statements regarding our exploration targets at the Brook Mine Property, which are derived, for the most part, from the exploration report technical report summary prepared in compliance with the Item 601(b)(96) and subpart 1300 of Regulation S-K as well as a preliminary economic analysis completed by Fluor. The estimates derived from the technical report summary are, in part, a function of the quality and quantity of available data at the time such report was prepared and are considered reasonable; however, the estimates should be accepted with the understanding that with additional data and analysis subsequent to the date of the report, the estimates may necessitate revision, which may be material. Similarly, Fluor’s preliminary economic analysis is based in part on information not within the control of Ramaco and entirely on information not within the control of Fluor. While it is believed that the information contained therein will be reliable under the conditions and subject to the limitations set forth therein, neither Ramaco nor Fluor guarantees the accuracy or completeness thereof.

Ramaco Resources, Inc.
Unaudited Consolidated Statements of Operations

	Three months ended September 30,		Nine months ended September 30,
In thousands, except per share amounts	2025	2024	2025	2024

Revenue	$120,996	$167,411	$408,611	$495,403

Costs and expenses
Cost of sales (exclusive of items shown separately below)	101,842	134,731	346,326	397,214
Asset retirement obligations accretion	402	354	1,206	1,063
Depreciation, depletion, and amortization	17,091	17,811	51,671	48,909
Selling, general, and administrative	16,143	12,921	49,757	37,932
Total costs and expenses	135,478	165,817	448,960	485,118

Operating (loss) income	(14,482)	1,594	(40,349)	10,285

Other income (expense), net	125	(76)	1,288	3,075
Interest expense, net	(2,250)	(1,696)	(7,298)	(4,509)
(Loss) income before tax	(16,607)	(178)	(46,359)	8,851
Income tax (benefit) expense	(3,299)	61	(9,618)	1,517
Net (loss) income	$(13,308)	$(239)	$(36,741)	$7,334

Earnings per common share
Basic - Class A	$(0.25)	$(0.03)	$(0.74)	$0.05
Basic - Class B	$(0.05)	$0.06	$(0.36)	$0.48

Diluted - Class A	$(0.25)	$(0.03)	$(0.74)	$0.05
Diluted - Class B	$(0.05)	$0.06	$(0.36)	$0.46

Ramaco Resources, Inc.

Unaudited Consolidated Balance Sheets

In thousands, except per-share amounts	September 30, 2025	December 31, 2024

Assets
Current assets
Cash and cash equivalents	$193,846	$33,009
Accounts receivable	43,612	73,582
Inventories	81,574	43,358
Prepaid expenses and other	9,695	17,685
Total current assets	328,727	167,634
Property, plant, and equipment, net	489,170	482,019
Financing lease right-of-use assets, net	19,808	12,437
Advanced coal royalties	5,446	4,709
Other	6,504	7,887
Total Assets	$849,655	$674,686
Liabilities and Stockholders’ Equity
Liabilities
Current liabilities
Accounts payable	$41,675	$48,855
Accrued liabilities	58,467	61,659
Current portion of asset retirement obligations	1,035	1,035
Current portion of long-term debt	140	359
Current portion of financing lease obligations	8,966	6,218
Insurance financing liability	283	4,302
Total current liabilities	110,566	122,428
Asset retirement obligations, net	31,208	30,052
Long-term equipment loans	-	57
Long-term financing lease obligations, net	10,955	7,517
Senior notes, net	116,316	88,135
Deferred tax liability, net	46,386	56,027
Other long-term liabilities	7,312	7,664
Total liabilities	322,743	311,880

Commitments and contingencies

Stockholders’ Equity
Class A common stock, $0.01 par value	445	438
Class B common stock, $0.01 par value	104	95
Additional paid-in capital	509,272	292,739
Retained earnings	17,091	69,534
Total stockholders’ equity	526,912	362,806
Total Liabilities and Stockholders’ Equity	$849,655	$674,686

Ramaco Resources, Inc.

Unaudited Statement of Cash Flows

	Nine months ended September 30,
In thousands	2025	2024
Cash flows from (used in) operating activities:
Net (loss) income	$(36,741)	$7,334
Adjustments to reconcile net income to net cash from operating activities:
Accretion of asset retirement obligations	1,206	1,063
Depreciation, depletion, and amortization	51,671	48,909
Amortization of debt issuance costs	1,579	664
Stock-based compensation	12,844	13,255
(Gain)/loss on disposal of equipment	-	(18)
Deferred income taxes	(9,641)	221
Changes in operating assets and liabilities:
Accounts receivable	29,970	33,961
Prepaid expenses and other current assets	7,990	5,895
Inventories	(38,216)	(15,888)
Other assets and liabilities	(285)	(2,504)
Accounts payable	(3,650)	2,576
Accrued liabilities	3,611	1,515
Net cash from operating activities	20,338	96,983

Cash flows from (used in) investing activities:
Capital expenditures	(50,139)	(44,634)
Maben preparation plant capital expenditures	(1,948)	(12,288)
Capitalized interest	(939)	(998)
Mineral rights acquisition	(3,378)	-
Other	261	(182)
Net cash used in investing activities	(56,143)	(58,102)

Cash flows from (used in) financing activities:
Proceeds from equity offering	189,000	-
Payment of equity offering costs	(913)	-
Proceeds from senior notes	64,931	-
Proceeds from borrowings	52,000	136,500
Repayment of borrowings	(52,282)	(149,921)
Repayments of senior notes	(34,500)	-
Proceeds from stock options exercised	802	534
Payment of dividends	(4,340)	(24,474)
Repayments of insurance financing	(4,019)	(4,032)
Repayments of equipment finance leases	(7,041)	(6,740)
Payment of debt issuance costs	(3,505)	-
Shares surrendered for withholding taxes payable	(3,491)	(9,846)
Net cash from (used in) financing activities	196,642	(57,979)

Net change in cash and cash equivalents and restricted cash	160,837	(19,098)
Cash and cash equivalents and restricted cash, beginning of period	33,823	42,781
Cash and cash equivalents and restricted cash, end of period	$194,660	$23,683

Reconciliation of Non-GAAP Measures (Unaudited)

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders, and rating agencies. We believe Adjusted EBITDA is useful because it allows us to evaluate our operating performance more effectively.

We define Adjusted EBITDA as net income plus net interest expense; equity-based compensation; depreciation, depletion, and amortization expenses; income taxes; certain other non-operating items (income tax penalties and charitable contributions), and accretion of asset retirement obligations. Its most comparable GAAP measure is net income. A reconciliation of net income to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as a substitute for GAAP measures of performance and may not be comparable to similarly titled measures presented by other companies.

	Q3	Q2	Q3	Nine months ended September 30,
(In thousands)	2025	2025	2024	2025	2024

Reconciliation of Net Income to Adjusted EBITDA
Net (loss) income	$(13,308)	$(13,974)	$(239)	$(36,741)	$7,334
Depreciation, depletion, and amortization	17,091	17,038	17,811	51,671	48,909
Interest expense, net	2,250	2,818	1,696	7,298	4,509
Income tax (benefit) expense	(3,299)	(2,030)	61	(9,618)	1,517
EBITDA	2,734	3,852	19,329	12,610	62,269
Stock-based compensation	4,731	4,751	3,970	12,844	13,255
Other non-operating	500	-	(36)	500	9
Accretion of asset retirement obligations	402	402	354	1,206	1,063
Adjusted EBITDA	$8,367	$9,005	$23,617	$27,160	$76,596

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenue less transportation costs including demurrage costs, divided by tons sold. Non-GAAP cash cost per ton sold (FOB mine) is calculated as cash cost of coal sales less transportation costs and idle and other costs, divided by tons sold. We believe revenue per ton (FOB mine) and cash cost per ton (FOB mine) provide useful information to investors as these enable investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs, which are beyond our control. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial performance. Revenue per ton sold (FOB mine) and cash cost per ton sold (FOB mine) are not measures of financial performance in accordance with GAAP and therefore should not be considered as a substitute for revenue and cost of sales under GAAP. The tables below show how we calculate non-GAAP revenue and cash cost per ton:

Non-GAAP revenue per ton (unaudited)

	Q3	Q2	Q3	Nine months ended September,
(In thousands, except per ton amounts)	2025	2025	2024	2025	2024
Metallurgical Coal Segment
Revenue	$120,996	$152,959	$167,411	$408,611	$495,403
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation	16,131	20,608	28,582	55,780	81,086
Non-GAAP revenue (FOB mine)	$104,865	$132,351	$138,829	$352,831	$414,317
Tons sold	873	1,079	1,023	2,897	2,867
Non-GAAP revenue per ton sold (FOB mine)	$120	$123	$136	$122	$145

Non-GAAP cash cost per ton (unaudited)

	Q3	Q2	Q3	Nine months ended September 30,
(In thousands, except per ton amounts)	2025	2025	2024	2025	2024
Metallurgical Coal Segment
Cost of sales	$101,842	$132,264	$133,368	$346,326	$393,596
Less: Adjustments to reconcile to Non-GAAP cash cost of sales				\
Transportation costs	16,366	20,673	28,551	56,037	80,299
Idle and other costs	583	686	244	1,728	786
Non-GAAP cash cost of sales	$84,893	$110,905	$104,573	$288,561	$312,511
Tons sold	873	1,079	1,023	2,897	2,867
Non-GAAP cash cost per ton sold (FOB mine)	$97	$103	$102	$100	$109

Non-GAAP cash margins on tons sold	$23	$20	$34	$22	$36

We do not provide reconciliations of our outlook for cash cost per ton to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. We are unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

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